Press Release #201622	FOR IMMEDIATE RELEASE	September 23, 2016

Enertopia Closes Financing

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the final tranche of its recent financing in the amount of CAD$135,050 for its Private Placement announced on August 8, 2016. Enertopia will be issuing 3,858,571 common shares at CAD$0.035 and 3,858,571 whole warrants that expire on September 23, 2018 with an exercise price of US$0.07 during the 24 month term.

A cash finder’s fee for $4,830 and 138,000 full broker warrants that expire on September 23, 2018 with the same exercise terms as noted above was paid to arm’s length parties.

Proceeds of the Private Placement will be used for developing the Lithium Brine division projects and technology and general working capital.

All issued shares will be subject to a hold period, for any resale into the United States under Rule 144, of six months and one day. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia Corp:
Enertopia is exploring a portfolio of three prospective lithium projects in Nevada, and concurrently working with water purification technology that is believed to be able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the funds raised will have any positive impact on Enertopia. There can be no assurance of 3rd party exploration will have a positive effect on the Company or the Company will find economic Lithium concentrations on the Company’s project lands, that the lithium recovery will be economic. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release